Exhibit 99.01 - Text of Public Release by the Company on February 23, 2016 Announcing Executive Retirements and Appointments

Eastman Announces Executive Leadership Retirements
and Appointments

KINGSPORT, Tenn., Feb. 23, 2016 - Eastman Chemical Company (NYSE:EMN) today announced the retirement of two executives and the appointment of two new executive leaders.

Effective July 1, 2016, Chief Operating Officer Ronald C. Lindsay will retire after 36 years of service. Godefroy A.F.E. Motte will retire effective April 1, 2016, after 31 years of service. Motte is currently Senior Vice President, Integrated Supply Chain and Chief Regional and Sustainability Officer.

“Ron has been a valuable member of the Eastman Team for many years. His careful oversight of the company’s day-to-day operations and his leadership, experience, and pragmatism have been invaluable to Eastman and to me personally.
While we will certainly miss him, we will continue to benefit from his legacy,” said Mark Costa, Chairman of the Board and Chief Executive Officer. “We are also indebted to Godefroy for his long and distinguished service to Eastman. His contributions to our outside-U.S. regional business leadership efforts to leverage growth in emerging markets and his work to optimize assets and global supply chain are numerous. On behalf of all of us at Eastman, we wish both Ron and Godefroy the best in their future endeavors.”

Eastman also announced the appointments of Damon C. Warmack and Lucian Boldea as executive officers effective July 1, 2016. Warmack, currently Vice President, Corporate Development, will be Senior Vice President, Corporate Development and Chemical Intermediates. Boldea, currently Group Vice President, Additives & Functional Products, will be Senior Vice President, Additives & Functional Products.

“Throughout their careers, Damon and Lucian have played significant roles in many of the company’s strategic initiatives, including portfolio management and driving growth in our high-value, specialty businesses. Together they bring years of international business and corporate strategy experience, which, along with their diverse perspectives and unique market insights, will continue to serve Eastman well.”

The company also announced related changes in other executive leadership responsibilities:

•
Effective March 1, Mark K. Cox, currently Senior Vice President and Chief Manufacturing and Engineering Officer, will assume executive leadership of global supply chain in addition to his current manufacturing and worldwide engineering responsibilities.

•	Effective March 1, David A. Golden, currently Senior Vice President, Chief Legal Officer, and Corporate Secretary, will assume executive leadership of the company’s sustainability efforts.

•
Effective March 1, Executive Vice President Brad A. Lich will have executive responsibility for outside-U.S. regional business leadership in addition to his current responsibilities for the Advanced Materials segment and the sales and marketing organization. Effective July 1, Lich will become Executive Vice President and Chief Commercial Officer with additional executive responsibilities for the Fibers segment and procurement. Lich is currently responsible for the Additives & Functional Products and Advanced Materials segments and the sales and marketing organization.

Link to www.eastman.com for complete biographical information and photos for Damon C. Warmack and Lucian Boldea

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2015 revenues of approximately $9.6 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 15,000 people around the world. For more information, visit www.eastman.com.

Contacts:
Media: Tracy Kilgore
423-224-0498 / tjkilgore@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com